UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2010

TRX, INC.

(Exact Name Of Registrant As Specified In Charter)

Georgia	000-51478	58-2502748
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2970 Clairmont Road, Suite 300

Atlanta, Georgia 30329

(Address of principal executive offices, including zip code)

(404) 929-6100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01 – Entry into a Material Definitive Agreement

On January 11, 2010, TRX, Inc. (the “Company”) amended its Asset Purchase Agreement dated December 7, 2006 with Hi-Mark, LLC to, among other things, modify the earnout provisions for certain products in order to create hurdle revenue growth rates which must be achieved before earnout is payable, to increase the total earnout cap from $12 million to $15 million, and to extend the period of time under which earnout would be payable, to five years beginning January 1, 2010. Kevin Austin, a named executive officer of the Company, is the majority owner of Hi-Mark, LLC.

Item 5.02(e) – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 10, 2010, TRX and Kevin Austin, a named executive officer of the Company, executed an amendment to the existing Employment Contract dated December 7, 2006, as amended (the “Employment Contract”) setting forth, among other things, a three-year employment term ending on December 31, 2012, and specified duties, including leadership of the Company’s TRAVELTRAX product development and operations. In the event of the termination of the Employment Contract without cause by TRX or for good reason by Austin prior to the end of the three-year term, Austin will receive a prorated severance payment of up to $3 million and a release from covenants relating to non-competition and non-solicitation of customers and employees. The amendment enables the Company to reduce Austin’s compensation by up to $24,000 per year in the event other similarly situated leaders’ compensation is also reduced.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRX, INC.
(Registrant)

Date: January 14, 2010	/S/ DAVID D. CATHCART
David D. Cathcart Chief Financial Officer